                                    EXHIBIT 99-2.1





                               PRIMA ENERGY CORPORATION

                             PURCHASE AND SALE AGREEMENT
                                DATED JANUARY 7, 1999

                              PRIMA ENERGY CORPORATION
                            PURCHASE AND SALE AGREEMENT
                               DATED JANUARY 7, 1999

     This exhibit has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment as promulgated by Rule 24b-2 of the Securities Exchange Act of 1934. The information that has been redacted in this agreement pursuant to Rule 24b-2 is denoted by an asterisk placed in the text where such language has been removed.



                            PURCHASE AND SALE AGREEMENT




Purchase and Sale Agreement (hereinafter referred to as "AGREEMENT"), this 7th day of January, 1999, by and among *, a * limited partnership and *, a * corporation, (herein collectively referred to as "*"), whose addresses are *, PRIMA OIL AND GAS COMPANY and BONNY AEI CORP., Colorado corporations, (herein collectively referred to as "Prima"), whose addresses are 1801 Broadway, Suite 500, Denver, Colorado 80202, and *, a natural person, and *, a * corporation, (herein collectively referred to as "*"), whose addresses are *, (each of whom, *, Prima and *, is herein individually referred to as "SELLER" and is, unless otherwise stated, included within the term "SELLER"), and WBI HOLDINGS, INC., a Delaware corporation (herein referred to as "BUYER"), whose address is 200 North Third Street, Suite 300, Bismarck, North Dakota 58501. (Seller and Buyer are sometimes together referred to herein as "PARTIES").


                                 W I T N E S S E T H:

     WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on Exhibits A and B hereto; and

     WHEREAS, Seller desires to sell and Buyer desires to purchase the said oil and gas leasehold interests and related assets on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

                                      ARTICLE 1.
                                     DEFINITIONS

     1.1 "ADVERSE CONTRACTUAL OBLIGATIONS" shall mean any contractual obligation that a reasonable and prudent person engaged in the business of development and operation of oil and gas properties with knowledge of all the applicable facts and circumstances and appreciative of their legal significance would determine to have a material adverse effect upon and would cause such person to be unwilling to accept the Assets or portions thereof affected by such obligation, discovered by a review of the documents described in SECTION 1.21(c) or otherwise.

     1.2 "AGREEMENT" shall mean this Purchase and Sale Agreement between Seller and Buyer.

     1.3 "ASSETS" shall mean the oil and gas leasehold interests and related assets more fully described on Exhibits A and B hereto and includes the Leases and the Personal Property and Incidental Rights.

     1.4       "ASSUMED OBLIGATIONS" shall mean except as otherwise provided in
SECTION 16.1 obligations which would be obligations of Seller but for this Agreement as follows:

          (a) all Environmental Obligations or Liabilities that arise on or after the Closing Date; and

          (b) all liabilities, duties, and obligations that arise on or after the Effective Date and Time from ownership and operation of the Assets, or that arise on or after the Closing Date from ownership and/or operation of the Assets, including, but not limited to: (i) all liabilities and obligations of Seller from and after the Effective Date and Time until Closing and of Buyer on or after Closing, with respect to compliance with all applicable rules, regulations, statutes, permits or orders regardless of when and by whom the original work (such as drilling and operation of well and installation of production and plant facilities) was done, including, but not limited to, plugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, gathering lines and pipe lines which are included in the Assets; (ii) all duties, liabilities and obligations arising on or after the Effective Date and Time under any contract or agreement affecting the Assets and all obligations with respect to gas production or sales; and (iii) all duties, liabilities and obligations that arise under the Leases, assignments in the chain of title of the Leases or burdens on production.

     1.5       "BUYER'S CREDIT" shall be as defined in SECTION 3.3(b).

     1.6       "CASUALTY LOSS" shall be as defined in ARTICLE 14.

     1.7       "CLAIMS" shall be as defined in SECTION 16.3(a).

     1.8       "CLOSING" and "CLOSING DATE" shall be as defined in SECTION 12.1.

     1.9       "CURE PERIOD" shall be as defined in SECTION 8.3.

     1.10 "DEFENSIBLE TITLE," subject to and except for the Permitted Encumbrances (as hereinafter defined), means that Sellers have such title that:
(a) entitles Sellers to receive the net revenue interest shown on EXHIBIT B in the column captioned "Total Net Revenue Interest" and will entitle Buyer upon consummation of this sale to receive the net revenue interest shown on EXHIBIT B of all oil and gas produced, saved and marketed from or attributable to the well or unit indicated; and (b) obligates Sellers to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an amount not greater than that set forth in EXHIBIT B in the column captioned "Total Gross Working Interest," and will obligate Buyer upon consummation of this sale to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an amount corresponding to the aforementioned "Total Gross Working Interest."

     1.11 "EFFECTIVE DATE AND TIME" shall mean 7:00 a.m., local time, on January 1, 1999.

     1.12 "ENVIRONMENTAL OBLIGATIONS OR LIABILITIES" shall mean all liabilities, obligations, expenses (including reasonable attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, including personal injury, illness, disease, or wrongful death, associated with the Assets and attributable to or resulting from:
(i) pollution or contamination of soil, groundwater or air, on the Assets; (ii) underground injection activities and onsite waste disposal; (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds or lagoons; (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements; and/or (v) violation of any federal, state or local environmental or land use law.

     1.13      "EXCLUDED ASSETS" shall mean the following:

               (a) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to the Assets with respect to any period of time prior to the Effective Date and Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Assets with respect to any period of time prior to the Effective Date and Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Date and Time;

               (b) all claims and causes of action of Seller arising from acts, omissions or events or damage to or destruction of the Assets occurring prior to the Effective Date and Time;

               (c) except as otherwise provided in ARTICLE 14, all rights, titles, claims and interests of Seller attributable to any periods prior to the Effective Date and Time: (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation process or awards;

               (d) all Hydrocarbons produced and delivered or sold from or attributable to the Assets with respect to all periods prior to the Effective Date and Time, together with all proceeds from the sale of such Hydrocarbons to the extent included within the Assets;

               (e) all claims of Seller to refunds or loss carry forwards with respect to production, windfall profit, severance, AD VALOREM, tribal, income, franchise or any other taxes attributable to any period prior to the Effective Date and Time;

               (f) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay contracts) affecting the Assets respecting periods prior to the Effective Date and Time;

               (g) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date and Time; and

               (h) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets and all accounts receivable attributable to the Assets prior to the Effective Date and Time.

     1.14      "FINAL SETTLEMENT" shall be as defined in SECTION 3.3.

     1.15      "FINAL SETTLEMENT STATEMENT" shall be as defined in SECTION 3.3.

     1.16      "HSR ACT" shall be as defined in SECTION 19.6.

     1.17 "HYDROCARBONS" shall mean crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids and other liquid or gaseous hydrocarbons or gaseous liquids or gases (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Assets.

     1.18 "LEASES" shall mean all right, title and interest of Seller in and to the oil, gas and/or mineral interests, producing and non-producing alike, including leases, leaseholds, permits, licensees, concessions, leasehold estates, surface leases, surface estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, production payments, working interests, reversionary interests, fee and term mineral interests and/or any other interests in and to the oil, gas and mineral estates or interests in Hydrocarbons which Seller is entitled to receive by virtue of any participation, joint venture, farmin, farmout, joint operating agreement or pooling or unitization agreement or other agreement, and any interest of Seller in any pooled, unitized or communitized acreage described on EXHIBIT A.

     1.19      "LIABILITIES" shall be as defined in SECTION 16.5.

     1.20      "PERMITTED ENCUMBRANCES" shall mean:

               (a) all tax liens and mechanic's and materialman's liens for amounts not yet due and payable or those that are being contested in good faith by Seller in the ordinary course of business;

               (b) all liens or security interests created by law or reserved with respect to the Assets for royalty, bonus, rental, other payment obligations or created to secure compliance with the terms of the Leases;

               (c) all valid, subsisting and applicable laws, rules and orders of governmental authorities;

               (d) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on any of the Assets and do not impair Seller's rights to receive the revenues attributable thereto: (i) all easements, rights-of-ways, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like; and (ii) all easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-ways, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

               (e) all lessor's royalties, overriding royalties, net profit interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions will not reduce the net revenue interest of Buyer after consummation of the sale contemplated by this Agreement in any well or unit affected thereby to less than that indicated in the applicable column in EXHIBIT B or impair the right of Buyer to receive revenues attributable thereto;

          (f) all existing production sales contracts, division orders, contracts for purchase, exchange, refining, or processing of oil, gas and other hydrocarbons including, but not limited to: (i) unitization and pooling designations, declarations, orders and agreements; (ii) operating agreements; (iii) agreements of development; (iv) area of mutual interest agreements; (v) gas balancing or deferred production agreements; (vi) processing agreements; (vii) plant agreements; (viii) pipeline, gathering and transportation agreements; (ix) injection repressuring and recycling agreements; (x) carbon dioxide purchase or sale agreements; (xi) salt water or other disposal agreements; (xii) seismic or geophysical permits or agreements; (xiii) and any and all other agreements which are ordinary and customary in the oil, gas, sulfur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

               (g) all defects, irregularities and encumbrances affecting the Assets which are not such as to interfere with the operation or use of the affected part of the Assets and which do not impair Buyer's rights to receive the proceeds of production from the Assets and do not operate to reduce the net revenue interest, nor increase the working interest (unless Buyer's net revenue interest therein is proportionately increased), of Buyer upon consummation of the sale contemplated by this Agreement as reflected in the appropriate columns in EXHIBIT B hereto;

               (h) all preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting such rights has expired without an exercise of such rights prior to the Closing Date;

               (i) all encumbrances or other matter (whether or not constituting a Title Defect) waived in writing by Buyer; and

               (j) all liens and encumbrances in favor of Seller's lenders which shall be released at Closing.

     1.21 "PERSONAL PROPERTY AND INCIDENTAL RIGHTS" shall mean all right, title and interest of Seller in and to the following insofar as the same are assignable and are attributable to, appurtenant to, incidental to or used for the operation of the Leases:

               (a) all easements, rights-of-way, permits, licenses, servitudes or other interests;

               (b) all wells, equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, platforms, tank batteries, appurtenances and improvements situated upon the Leases and/or used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing, gathering or transportation of Hydrocarbons from or in the Leases;

               (c) all contracts, agreements and title instruments to the extent attributable to and affecting the Leases in existence at Closing including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating contracts and joint operating agreements including, without limitation, all of Seller's interests, rights, obligations and benefits under that certain undated Amended and Restated Gas Purchase Contract by and between the following
     Sellers: (* , Prima Oil and Gas Company and *) and



------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

     William Natural Gas Company, the predecessor to Williams Gas Pipeline Central, Inc., effective January 1, 1994, a true and correct copy of which is attached hereto as EXHIBIT C hereof and which is, by this reference, incorporated herein and made part hereof and under which Williams Gas Pipeline Central , Inc., is performing under that certain Order of the Federal District Court for the District of Colorado entered in Civil Action No. 92 N 612, captioned PRIMA OIL AND GAS COMPANY, ET AL. V. WILLIAMS NATURAL GAS COMPANY, dated April 29, 1994;

               (d) original lease files, land files, well files, production records, division order files, abstracts, title opinions and contract files insofar as the same are related to the Assets; and

               (e) all seismic data and interpretations thereof pertaining to the Assets.

     1.22      "PURCHASE PRICE" shall be as defined in SECTION 3.1.

     1.23      "SELLER'S CREDIT" shall be as defined in SECTION 3.3 (a).

     1.24 "TITLE DEFECT" shall mean any matter which will cause Buyer to have less than Defensible Title to any of the Assets after the Closing.

     1.25 "TITLE DEFECT PROPERTY" shall mean any Asset or portion thereof burdened by a Title Defect or by an Adverse Contractual Obligation.

     1.26      "TITLE DEFECT VALUE" shall have the meaning set forth in
SECTION 8.4.


                                      ARTICLE 2.
                            AGREEMENT TO PURCHASE AND SELL

     Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey the Assets to Buyer and Buyer agrees to purchase and pay for the Assets, to assume the Assumed Obligations and to indemnify Seller as set forth herein.


                                      ARTICLE 3.
                              PURCHASE PRICE AND PAYMENT

     3.1 PURCHASE PRICE. Subject to adjustment as set forth below, the Purchase Price for the Assets shall be as follows:

               (a)  The base Purchase Price shall be $*;

               (b) The base Purchase Price shall be allocated to each of the Sellers as follows:

                    (i)    As to * (excluding *) : $*.

                    (ii)   As to * : $*.

                    (iii)  As to Prima: $ 26,825,000.

                    (iv)   As to *: $*.

     The base Purchase Price allocated to each Seller shall be adjusted upward or downward as set forth in the Final Settlement Statement to be prepared by Seller under SECTION 3.3 .

     3.2 PRELIMINARY SETTLEMENT. Sellers shall jointly prepare and deliver to Buyer, at least five (5) business days prior to Closing, Sellers' estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Sellers' estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this ARTICLE 3. The estimate shall be prepared on a form substantially similar to that attached as EXHIBIT D. The Parties shall negotiate in good faith and shall attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purpose of Closing shall be calculated based on Sellers' and Buyer's agreed upon estimated adjustments and Sellers' good faith estimate of any disputed amounts.

     3.3 FINAL SETTLEMENT/PURCHASE PRICE ADJUSTMENTS. Within 90 days after Closing, Sellers shall jointly provide to Buyer, for Buyer's review, an accounting (the "FINAL SETTLEMENT STATEMENT") of the actual amounts of each of Sellers' and Buyer's Credits for the adjustment set out in this SECTION 3.3. Buyer shall have the right for 60 days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments. Any disagreements shall be resolved on a best efforts basis by Sellers and Buyer within twenty
(20) days after Buyer presents its exceptions, if any, to Sellers. Those credits agreed upon by Buyer and Sellers shall be netted and the final settlement shall be paid as directed in writing by the receiving party on final adjustment by the party owing it (the "FINAL SETTLEMENT") within 180 days after Closing.





------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

               (a) The Purchase Price shall be adjusted upward by the following ("SELLER'S CREDITS"):

                    (i) all prepaid expenses attributable to the Assets that are paid on behalf of Buyer prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date and Time including, without limitation, prepaid utility charges, prepaid ad valorem, property, production, severance and similar taxes (but not including income or franchise taxes) based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom; and

                    (ii) an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement.

               (b) The Purchase Price shall be adjusted downward by the following ("BUYER'S CREDITS"):

                    (i) an amount equal to all revenues on a cash basis received by Seller for Hydrocarbon production attributable to the Assets sold by the Seller after the Effective Date and Time;

                    (ii) the amount of all unpaid AD VALOREM, property, production, excise, severance and similar taxes and assessments (but not including income or franchise taxes) based upon or measured by the ownership of the Assets or production of Hydrocarbons or the receipt of proceeds therefrom accruing to the Assets in accordance with generally accepted accounting principles prior to the Effective Date and Time, (it being agreed that any tax measured on the basis of production, other than AD VALOREM taxes, shall be deemed to be a tax for the period in which the production occurred, regardless of the period for which the tax is assessed), which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the preceding calendar year, or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended (and such adjustment, as adjusted on the Final Statement, shall be a final settlement of such taxes between Seller and Buyer), it being agreed that any AD VALOREM taxes assessed in the first quarter of 1999, payable in arrears for 1998, shall be paid by Seller (and, if not paid by Seller, shall be the subject of a downward price adjustment hereunder) and that any subsequently assessed AD VALOREM taxes for taxable periods commencing on or after the Effective Date shall be the responsibility of Buyer; and

                    (iii) an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement.

     3.4       RECIPROCITY.   Buyer and Seller agree to remit to one another any
payments or invoices received by either that are properly the property or obligation of the other by reason or arising from, or being attributable to, the Assets prior to or after the Effective Date and Time as the case may be.


                                      ARTICLE 4.
                       SELLER'S REPRESENTATIONS AND WARRANTIES

               (a) * represents and warrants to Buyer as of the date hereof and as of the Closing Date that:


                    (i) * is a * limited partnership, duly organized, validly existing, in good standing under the laws of said state and is duly qualified to carry on its business in those states where it is required to be qualified.

                    (ii) *, is a * corporation, duly organized, validly existing, in good standing under the laws of said state and is duly qualified to carry on its business in the states where it is required to be qualified.

                    (iii) * owns a *% joint venture interest in the Bonny Gathering Company, a joint venture created pursuant to that certain Joint Venture Agreement dated March 9, 1982, by and between *, Prima, and
                              *.

               (b) Prima represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

                    (i) Prima Oil and Gas Company and Bonny AEI Corp. are Colorado corporations, duly organized, validly existing, in good standing under the laws of the state Colorado and are duly qualified to carry on their businesses in those states where they are required to be qualified.

                    (ii) Prima owns a 15.5% joint venture interest in the Bonny Gathering Company, a joint venture created pursuant to that certain Joint Venture Agreement dated March 9, 1982, by and between *, Prima and
                              *.




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

               (c) * represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

                    (i) * is a natural person and under no legal or other disability and that *, is a * corporation, duly organized, validly existing, in good standing under the laws of the state of * and is duly qualified to carry on its business in those states where it is required to be qualified.

                    (ii) * owns a *% joint venture interest in the Bonny Gathering Company, a joint venture created pursuant to that certain Joint Venture Agreement dated March 9, 1982, by and between *, Prima and
                              *.

               Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

                    (i) Seller has or will have at Closing all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. To Seller's knowledge, the consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound relating to (I) the preferential rights to purchase all or any portion of the Assets; (II) required consents to transfer and related provisions; (III) maintenance of uniform interest provisions; and (IV) any other third-party approvals or consents contemplated herein or any judgment, decree, order, statute, rule, or regulation applicable to Seller.

                    (ii) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

                    (iii) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the actual knowledge of Seller, threatened against Seller.

                    (iv) The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller

                    (v) Seller has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees payable by Buyer in connection with this Agreement and the transaction provided herein.

                    (vi) Except as may be required by laws relating to assignments of federal, state or Indian leases (if any are applicable), to Seller's knowledge no consent, approval, authorization, designation, declaration or filing with any governmental authority is required on the part of Seller in connection with the execution, delivery or performance of this Agreement.

                    (vii) To Seller's knowledge, all royalties currently owed or due from or on account of the Leases have been paid.

                    (viii) There are no judicial or administrative actions or proceedings pending or, to Seller's knowledge, threatened that challenge the validity of this Agreement or seek to restrain or prevent any action taken or to be taken by Seller in connection with this Agreement. Except as disclosed on EXHIBIT E: (I) there is no litigation or proceeding pending or, to Seller's knowledge, threatened, or any order, injunction or decree outstanding against or relating to the Assets;
                              and (II) (a) Seller is not in violation of any applicable law, regulation, ordinance or any other applicable requirements of any governmental body or court, which violation could have material adverse effect upon the Assets or the continued operation thereof, and (b) no notice has been received by Seller alleging such violation.

                    (ix) Except as disclosed on EXHIBIT E, Seller has not given nor been given notice of any default under, or action to alter, terminate, rescind or procure a judicial reformation of any material provision of any contract, agreement or Lease or contract or agreement covering or relating to the Assets. Except as disclosed on EXHIBIT E, to the knowledge of Seller there are no material gas imbalances as between

                              Seller and any third party with respect to operations relating to the Assets. Except as disclosed on EXHIBIT E, with respect to marketing arrangements relating to the Assets, to the knowledge of Seller, Seller has not received any advance, take-or-pay or other similar payments under any contract that entitle the purchaser to make-up or otherwise receive deliveries of Hydrocarbons at any time after the Effective Date and Time without paying at such time the full contract proceeds thereof. Except as disclosed on EXHIBIT E, all ad valorem, property, production, severance, windfall profits and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Assets have been paid timely, except such taxes as are being contested in good faith.

                    (x) Except as disclosed on EXHIBIT E, the Assets to be conveyed to Buyer hereunder will be free of any and all liens and encumbrances including tax liens (other than for current taxes not yet due and payable).

                    (xi) To Seller's knowledge, there are no material Environmental Obligations or Liabilities.

                    (xii) To Seller's knowledge, all pipelines and plant facilities included in the Assets are being operated in material compliance with all applicable laws, codes, rules and regulations.

                    (xiii) Seller has filed all tax reports, returns, information returns and other documents (collectively "Tax Returns") required to be filed on or prior to the date hereof in respect of all relevant taxes pertaining to the property (other than tax returns based on the net income of Seller, including interest and penalties).

                    (xiv) All consents which are necessary have been obtained and all conditions have been met and there is no impediment to the transfer of all the Sellers' respective interests in the Bonny Gathering Company joint venture as part and parcel of the transaction hereunder.

                                      ARTICLE 5.
                        BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in those states where it is required to do so. As of the Closing Date, Buyer will be qualified to carry on business in those states in which any material portion of the Assets is located.

     (b) Buyer has or will have at Closing all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate or be in conflict with any provision of Buyer's articles of incorporation, by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

     (c) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

     (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the actual knowledge of Buyer, threatened against Buyer.

     (e) Buyer has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees payable by Seller in connection with this Agreement and the transaction provided herein.

     (f) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this Agreement, the Assets and the value thereof.

     (g) Buyer has arranged to comply with all contracts, laws, ordinances, rules and regulations applicable to the Assets.

     (h) The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer.

                                      ARTICLE 6.
                                ACCESS TO INFORMATION

     6.1 INSPECTION. Subject to any necessary third-party operator approval, Seller shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets and of all equipment, inventory, gas or hydrocarbon extraction plants and other personal property and to conduct environmental inspections, audits and tests and other surveys and tests which, in Buyer's discretion, Buyer deems necessary for evaluation of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold Seller harmless from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer's inspection and observation of the Assets. Seller may require that Buyer be accompanied by a representative of Seller during any inspection.

     6.2 TITLE FILES AND ENVIRONMENTAL FILES. Promptly after the execution of this Agreement and until the Closing Date:

               (a) Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine in Seller's offices at their actual location all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Assets as requested by Buyer insofar as the same may now be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

               (b) Except as may be prohibited by any existing agreements with third parties, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine in Seller's offices at their actual location all environmental audits, surveys, reports and results of environmental testing pertaining to the Assets which are now in existence and in the possession or control of Seller.

     6.3 OTHER FILES. Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine in Seller's offices at their actual location all production, well, regulatory, engineering, geological, geophysical and geochemical information and other information, files, books, records and data (including economic evaluations and reserve reports) pertaining to the Assets as requested by Buyer insofar as the same may now be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied and Buyer agrees that any conclusions drawn therefrom are the results of its own independent review and judgment.

     6.4 NON-DISCLOSURE. Seller agrees that it will not discuss or disclose the terms or substance of this Agreement or those of any transaction referred to herein or contemplated hereby with or to any third parties except as authorized by this Agreement and will maintain all such information as confidential and propriety and will exercise its best efforts to maintain the confidentiality of such information except as required by applicable law, rule regulation or court order. Seller will keep, save and hold Buyer harmless from any and all damages, claims and liabilities of whatsoever nature including, without limitation, reasonable attorneys' fees, arising from or relating to Seller's unauthorized disclosure of any such information.
Nothing in this Section shall prevent Seller from disclosing the terms and substance of this Agreement to the extent necessary for Seller to enforce its rights under this Agreement.

     6.5 NO WARRANTY OR REPRESENTATION ON SELLER'S INFORMATION. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK. NEITHER ANYTHING CONTAINED HEREIN OR ANY OF BUYER'S INSPECTION OR EXAMINATION OR ANY INFORMATION RECORDS OR DATA MADE AVAILABLE TO BUYER SHALL LIMIT ANY WARRANTY OR REPRESENTATION MADE BY SELLER IN
ARTICLE 4 HEREOF.


                                      ARTICLE 7.
                  ENVIRONMENTAL MATTERS, ADJUSTMENTS AND TERMINATION

     7.1 BUYER'S INVESTIGATION OF CONDITIONS OF ASSETS. Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Buyer discovers Environmental Obligations or Liabilities which affect the Assets, Buyer may, no later than 5:00 p.m. Central time eight (8) days prior to the Closing Date, notify Seller in writing specifying such defects, the Assets affected thereby and Buyer's good faith estimate of the net reduction in value of the Assets affected by such defects based upon the expected costs of remediation.

     7.2 WAIVER OF DEFECTS. If Buyer fails to notify Seller prior to 5:00 p.m. Central Time eight (8) days prior to the Closing Date of any such defects, all defects will be deemed waived, Seller shall be released from any liability therefor, the Parties shall proceed with Closing and Buyer shall assume the risks, liability and obligations associated with the Assets except as warranted by Seller in ARTICLE 4 hereof.

     7.3 REMEDIATION AND ELECTION TO TERMINATE. Upon notification of defects pursuant to SECTION 7.1, Seller must, if the Buyer's good faith estimate of the reduction in the value of the Assets is greater than $10,000, remediate the same or the Purchase Price shall be reduced by the amount of the Buyer's good faith estimate of the reduction in value of the Assets. Within 90 days after closing, Seller shall commence reasonable efforts to remediate or cause the operator of the Assets to remediate any such defects which a reasonably prudent operator would remediate. Costs of such remediation shall be born exclusively by Seller. Upon remediation, Buyer shall pay to Seller the amount by which the Purchase Price was reduced by reason of such defect. If Buyer's good faith estimate of the net reduction in value of the Assets affected by such defects based upon the expected costs of remediation exceeds $100,000, Seller shall have the right to terminate this Agreement in lieu of remediation by notifying Buyer in writing.


                                      ARTICLE 8.
                          ADVERSE CONTRACTUAL OBLIGATIONS
                      TITLE DEFECTS, TERMINATION AND ADJUSTMENTS

     8.1 NOTICE OF TITLE DEFECTS AND ADVERSE CONTRACTUAL OBLIGATIONS. Prior to 5:00 p.m. Central Time eight (8) days prior to the Closing Date, Buyer may provide Seller written notice of any Title Defect and/or Adverse Contractual Obligation along with a description of those matters which, in Buyer's reasonable opinion, constitute Title Defects or Adverse Contractual Obligations, and setting forth in detail Buyer's calculation of the Title Defect Value for each Title Defect or Adverse Contractual Obligation. Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects or Adverse Contractual Obligations prior to the Closing Date. Buyer's failure to deliver to Seller such notice by 5:00 p.m. Central Time eight
(8) days prior to the Closing Date, shall be deemed a waiver by Buyer of all Title Defects and Adverse Contractual Obligations not covered by a proper written notice from Buyer received by Seller prior to such deadline.

     8.2 OPTION TO TERMINATE. If the aggregate of the Title Defect Values attributable to all Title Defect Properties identified pursuant to SECTION 8.1 shall exceed $100,000 and Seller fails or refuses to cure pursuant to SECTION 8.3, Buyer may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination to Seller.

     8.3 TITLE DEFECT ADJUSTMENT. During the time between Seller's receipt of any notices of Title Defects or Adverse Contractual Obligations and the Closing ("CURE PERIOD"), Seller shall have the opportunity to cure any Title Defect or Adverse Contractual Obligation. If Seller fails or refuses to cure any Title Defect or Adverse Contractual Obligation prior to the expiration of the Cure Period, subject to Buyer's right to terminate this Agreement in accordance with SECTION 8.2, at Closing, Buyer shall elect to either: (i) accept the affected Title Defect Property and waive all of the Title Defects and/or Adverse Contractual Obligations applicable thereto (which Title Defects and Adverse

Contractual Obligations shall be deemed Permitted Encumbrances); or (ii) based on the mutual assessment of the Parties in accordance with SECTION 8.4, have the Asset to which the title defect pertains deleted from the sale contemplated by this Agreement and become Excluded Assets and to have the base Purchase Price reduced by the value of such Assets and accept all other Assets and waive all Title Defects and Adverse Contractual Obligations affecting such other Assets.

     8.4 TITLE DEFECT VALUES FOR DEVELOPED PRODUCING PROPERTIES. In determining the value of a Title Defect and/or Adverse Contractual Obligation (the "TITLE DEFECT VALUE"), it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the defect. The Title Defect Value shall be determined by agreement of the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

               (a)  the Value of the Assets affected thereby;

               (b) the potential or actual reduction in the indicated net revenue interest of the Title Defect Property, or the amount by which the cost sharing percentage for such property is greater than the indicated working interest;

               (c) the productive or prospective status of the Title Defect Property (i.e., proved, developed, producing, etc.) and the present value of the income expected to be produced therefrom;

               (d) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur and whether the revenue stream from the Title Defect Property has been and is likely to be adversely affected in the future;

               (e) the legal effect of the Title Defect or Adverse Contractual Obligation;

               (f) if the Title Defect or Adverse Contractual Obligation is a lien or encumbrance on the leases, lands or wells, the cost of removing such lien or encumbrance; and

               (g) the present value of the anticipated adverse economic effect of any Title Defect or Adverse Contractual Obligation.

     8.5 WARRANTY. EXCEPT AS STATED IN ARTICLE 4, SELLER SHALL CONVEY THE ASSETS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS AND ENCUMBRANCES, AND WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED EXCEPT BY, THROUGH AND UNDER SELLER BUT NOT OTHERWISE, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT F HERETO.
IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 17 HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED

A TITLE DEFECT.


                                     ARTICLE 9.
                     PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

     9.1       ACTIONS AND CONSENTS.

               (a) Seller and Buyer agree that each shall use reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that such party will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

               (b) Certain preferential purchase rights or rights of approval or consent may exist with respect to the Assets. Seller shall use its best efforts to notify all holders of preferential rights, rights of consent to the assignment and rights of approval to the assignment of the Assets, of Seller's intention to sell the applicable Assets to Buyer and of the terms and conditions of this Agreement of which the holders of such rights are entitled to be advised. Seller shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such preferential rights are timely and properly exercised, or if Seller is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the value thereof. If any additional third party preferential purchase rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such third party preferential purchase rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Seller shall promptly return to Buyer that portion of the Purchase Price relating to the Assets on which such rights are exercised and lost by Buyer to such third party. Nothing in this subsection shall apply to consents or approvals of assignment by governmental entities where such approvals are customarily obtained after Closing.


                                     ARTICLE 10.
                                 COVENANTS OF SELLER

     10.1      COVENANTS OF SELLER PENDING CLOSING.

               (a) From and after the date of execution of this Agreement and until the Closing, and subject to SECTION 10.2 and the constraints of applicable operating agreements and other agreements pertinent thereto, Seller shall operate, manage and administer the Assets in a good and workmanlike manner consistent with its past practices and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Seller shall use reasonable efforts to preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements which relate to the Assets and shall perform all obligations of Seller in or under all such agreements relating to the Assets. Seller shall, except for emergency action taken in the face of serious risk to life, property or the environment or expenditures incurred or committed prior to the execution of this Agreement, submit to Buyer for prior written approval all requests for operating or capital expenditures and all proposed contracts and agreements which involve individual commitments attributable to the Assets of more than Fifty Thousand Dollars ($50,000). On any matter requiring Buyer's approval under this SECTION 10.1(a), Buyer shall respond within five (5) business days to Seller's request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter; PROVIDED, however, if a rig is on location, Buyer's response shall be required within the time required under any applicable agreement, but in any case not less than 24 hours after notice from Seller to Buyer.

               (b) Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

     10.2 LIMITATIONS ON SELLER'S COVENANTS PENDING CLOSING. To the extent Seller is not the operator of any of the Assets, the obligations of Seller in
SECTION 10.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use reasonable efforts to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.


                                     ARTICLE 11.
                                  CLOSING CONDITIONS

     11.1 SELLER'S CLOSING CONDITIONS. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction of Seller in its sole discretion at or prior to the Closing, of the following conditions:

               (a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

               (b) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

               (c) except for those consents of approvals customarily obtained after Closing, all necessary consents to the filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived; and

               (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

     11.2 BUYER'S CLOSING CONDITIONS. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction of Buyer in its sole discretion at or prior to the Closing, of the following conditions:

               (a) all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing including the Covenants contained in Article 10 hereof;

               (b) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

               (c) except for those consents and approvals customarily obtained after Closing, all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived and the Parties shall be in full compliance with all applicable laws and regulations pertaining to this transaction and all necessary approvals shall have been obtained;

               (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement;

               (e) all existing mortgages, deeds of trust and security interests held by Seller's lenders to the extent they burden the Assets shall be released as of Closing;

               (f) no material Environmental Obligations or Liabilities or Title Defects or Adverse Contractual Obligations with respect to the Assets have arisen between the date of notification by Buyer under SECTIONS 7.2 AND 8.1 and Closing;

               (g) no event shall have occurred between the date for notification by Buyer under SECTIONS 7.2 AND 8.1 and the Closing which has caused a material change in the Net Revenue Interests shown on EXHIBIT B;

               (h) all policies of insurance in existence as of the date hereof, shall have remained in full force and effect as of and through the Closing Date; and

               (i) other than as to matters covered in ARTICLES 7 AND 8 hereof, Buyer shall have determined, in its sole discretion, that the results of its due diligence review are satisfactory.


                                    ARTICLE 12.
                                      CLOSING

     12.1 CLOSING. The closing of this transaction (the "CLOSING") shall be held at the offices of McGloin, Davenport, Severson & Snow, P.C., 1600 Stout, Suite 1600, Denver, Colorado, at 10:00 a.m. on January 21, 1999; or at such other date or place as the Parties may agree in writing (herein called "CLOSING DATE"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. On or before three (3) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

     12.2 SELLER'S CLOSING OBLIGATIONS. At Closing, Seller shall deliver to Buyer the following:

               (a) the Assignment and Conveyance substantially in the form attached hereto as EXHIBIT F;

               (b) a non-foreign certificate executed by Seller in the form attached as EXHIBIT G;

               (c) originals of all third-party waivers, consents, approvals, permits and actions obtained and all files pertaining thereto; and

               (d) releases of existing mortgages, deeds of trust and security interests held by Seller's lenders to the extent they burden the Assets.

     12.3 BUYER'S CLOSING OBLIGATIONS. At least three (3) days prior to the Closing, each Seller shall deliver wire transfer instructions to Buyer which shall materially conform to wire transfer instructions commonly given in this type of transaction. At or before Closing, Buyer shall deliver to each Seller each Seller's share of the Purchase Price as provided herein by wire transfer in immediately available funds. At Closing and at the request of Seller, Buyer shall execute instructions to Evergreen Operating Company ("Evergreen"), operator of the Assets, to pay to Seller the production revenues, if any, which Evergreen holds in suspense, in its accounts or in separate accounts, and which are derived from production prior to the Effective Date and attributed to the interests of Seller, to the extent that such funds are not necessary to discharge the obligations of Seller under this Agreement or are not necessary to discharge the obligation of Seller under SECTION 3.3(b)(2) hereof.

     12.4 JOINT CLOSING OBLIGATIONS. Both Parties at Closing shall execute a Settlement Statement evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.


                                     ARTICLE 13.
                        LIMITATIONS ON WARRANTIES AND REMEDIES

     THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS AND WITH ALL FAULTS" AND NO IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS THE SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER IMPLIED WARRANTIES AND BUYER HEREBY WAIVES ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS

FOR A PARTICULAR PURPOSE OR CONDITION OR CONFORMITY TO SAMPLES.


                                     ARTICLE 14.
                            CASUALTY LOSS AND CONDEMNATION

     If, prior to the Closing, all or any portion of the Assets are destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called "CASUALTY LOSS" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either: (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and reduce the Purchase Price by the value thereof; or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such Casualty Loss (without reduction of the Purchase Price) in which case Seller shall pay to Buyer, at the Closing, all sums paid to Seller by third parties by reason of the Casualty Loss and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such Casualty Loss; provided, however, if the value of that portion of the Assets affected by the Casualty Loss, exceeds $500,000, Buyer and Seller shall each have the right to terminate this Agreement and, upon written notification one to the other, the transaction shall not close and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder.


                                     ARTICLE 15.
                                 DEFAULT AND REMEDIES

     15.1 SELLER'S REMEDIES. Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, for a reason other than failure of a condition to Buyer's performance, Seller, at its sole option, may: (i) enforce this Agreement by specific performance; or (ii) may terminate this Agreement, as Seller's sole and exclusive remedies, all other remedies (except as expressly retained in SECTION 15.3) being expressly waived by Seller.

     15.2 BUYER'S REMEDIES. Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, for a reason other than failure of a condition to Seller's performance, Buyer, at its sole option, may: (i) enforce specific performance; or (ii) terminate this Agreement, as Buyer's sole and exclusive remedies, all other remedies (except as expressly retained in SECTION 15.3) being expressly waived by Buyer.

     15.3 OTHER REMEDIES. Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's rights or remedies under
SECTION 6.4 and such other portions of this Agreement as are necessary to the enforcement and construction of SECTION 6.4. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

     15.4 EFFECT OF TERMINATION. In the event of termination of this Agreement under this ARTICLE 15, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.


                                    ARTICLE 16.
                              ASSUMPTION AND INDEMNITY

     16.1 ASSUMED OBLIGATIONS; PRE-CLOSING LIABILITIES. Buyer shall assume all risk and loss with respect to any change in the condition of the Assets from the Effective Date and Time until Closing for production of Hydrocarbons through normal depletion (including the watering-out or sand infiltration of any well but not including production under the terms and conditions of that certain Amended and Restated Gas Purchase Contract, a true and correct copy of which is attached hereto as EXHIBIT "C") and the depreciation of personal property through ordinary wear and tear but only to the extent any such changes in the condition of the Assets do not decrease the value of the Assets by more than $100,000 in which case Buyer shall have the right to cancel this Agreement before Closing. Upon and after Closing, Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities, including the Assumed Obligations and Buyer's indemnity obligations hereunder. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations. To the extent not included in the Assumed Obligations, or those matters for which Seller is indemnified, Seller agrees to pay, perform, fulfill and discharge all costs, expenses and liabilities incurred by Seller with respect to the ownership or operation of the Assets prior to the Effective Date and Time and accruing prior to Closing.

     16.2 PLUGGING, ABANDONMENT, REMOVAL, DISPOSAL, AND RESTORATION. Upon Closing, Buyer shall assume all of Seller's plugging, abandonment, removal, disposal and restoration obligations associated with the Assets, including, but not limited to: (i) all necessary and proper plugging, abandonment, removal and disposal of the wells, structures and equipment located on or comprising a part of the Assets; (ii) the necessary and proper capping and burying all associated flow lines; (iii) the proper abandonment and restoration of all oil and gas leasehold, fee and other property comprising a part of the Assets, both surface and subsurface, as any be required by applicable laws, regulations, or contract; and (iv) any necessary disposal of naturally occurring radioactive material
(NORM). Buyer shall be responsible for the plugging and abandonment of any wells drilled and the removal of any structures placed on the Assets subsequent to Closing. All plugging, abandonment, removal, disposal and restoration operations shall be in compliance with applicable laws and regulations and shall be performed in a good and workmanlike manner.

     16.3      BUYER'S INDEMNITY.

               EXCEPT TO THE EXTENT CAUSED IN WHOLE OR IN PART BY (AND INCLUDING) ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER AND TO THE EXTENT THEY ARISE OR ARE ASSERTED AFTER THE EFFECTIVE DATE AND TIME HEREOF, BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, PUNITIVE DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION OR JUDGMENTS OF ANY KIND OR CHARACTER ("CLAIMS") WITH RESPECT TO:

                    (i)       THE ASSUMED OBLIGATIONS OR THE CONDITION OF THE
                              ASSETS;

                    (ii)      BUYER'S ACTS OR OMISSIONS; AND

                    (iii)     THE OWNERSHIP AND OPERATION OF THE ASSETS BY
                              BUYER,

     INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEY'S FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR IN THE DEFENSE THEREOF.

               (b) EXCEPT TO THE EXTENT CAUSED IN WHOLE OR IN PART BY (AND INCLUDING) ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER, BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS FOR PERSONAL INJURY, ILLNESS, DISEASE AND WRONGFUL DEATH WHICH

     ARISE OR ARE ASSERTED AFTER THE EFFECTIVE DATE AND TIME WHICH ARE ATTRIBUTABLE TO THE OWNERSHIP AND OPERATION OF THE ASSETS BY BUYER, OR THAT ARISE ON OR AFTER THE CLOSING DATE FROM OWNERSHIP AND/OR OPERATION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR IN THE DEFENSE THEREOF.

     16.4      SELLER'S INDEMNITY.

               SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (OTHER THAN ASSUMED OBLIGATIONS OR AS PROVIDED IN SECTION 16.5) INCURRED AS A RESULT OF OR ARISING FROM:

                    (i) FAILURE OF SELLER TO ASSUME AND TIMELY DISCHARGE ALL OF ITS DUTIES AND OBLIGATIONS HEREUNDER WHICH ARISE FROM PRODUCTION BEFORE THE EFFECTIVE DATE AND TIME INCLUDING IMPROPER PAYMENT OF ROYALTIES OR OTHER REVENUES OR TAX (SUBJECT TO SECTION 3.3(b)(2)) TO ANY PERSON, ENTITY OR GOVERNMENTAL UNIT;

                    (ii) PERSONAL INJURY, ILLNESS, DISEASE AND/OR WRONGFUL DEATH WHICH ARISE OR ARE ASSERTED PRIOR TO THE EFFECTIVE DATE AND TIME OR ARE ASSERTED AFTER THE EFFECTIVE DATE TO THE EXTENT THEY ARE ATTRIBUTABLE TO THE OWNERSHIP AND OPERATION OF THE ASSETS BY SELLER PRIOR TO THE EFFECTIVE DATE AND TIME; AND

                    (iii) CLAIMS WHICH MAY BE INSTITUTED BY SELLER'S SECURITYHOLDERS, CREDITORS OR EMPLOYEES ARISING OUT OF OR RELATED TO THE TRANSACTIONS PROVIDED FOR HEREIN,

     INCLUDING, WITHOUT LIMITATION, ANY INTEREST, PENALTY, REASONABLE ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES IN CONNECTION THEREWITH OR IN THE DEFENSE THEREOF.

               (b) SELLER FURTHER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS TO THE EXTENT RESULTING FROM LITIGATION OR PROCEEDINGS IDENTIFIED IN

     EXHIBIT E HERETO.

               (c) SELLER FURTHER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES OR LIABILITIES, INCLUDING ATTORNEYS' FEES, ARISING FROM OR RELATED TO THE INSUFFICIENCY OF ANY WARRANTY OR REPRESENTATION CONTAINED IN ARTICLE 4 (a)(iii), 4(b)(ii) OR 4(c)(ii) HEREOF RESPECTIVELY.

     16.5 LIABILITIES. SELLER SHALL BE RESPONSIBLE FOR ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, TAXES, (SUBJECT TO SECTION 3.3(b)(2), INCLUDING AD VALOREM, SEVERANCE, CONSERVATION OR OTHER TAXES MEASURED BY PRODUCTION) DAMAGES AND PUNITIVE DAMAGES (COLLECTIVELY "LIABILITIES") ARISING OUT OF THE ACCOUNTING OR PAYMENT TO ROYALTY OWNERS AND/OR WORKING INTEREST OWNERS IN THE LEASES AND/OR TO GOVERNMENTAL UNITS INSOFAR AS SUCH LIABILITIES RELATE TO OR ARISE OUT OF ACTIONS OF SELLER OR EVENTS PRIOR TO THE EFFECTIVE DATE AND TIME; AND SELLER SHALL DEFEND, INDEMNIFY AND HOLD BUYER HARMLESS FROM AND AGAINST ALL SUCH CLAIMS. BUYER SHALL BE RESPONSIBLE FOR ALL LIABILITIES ARISING OUT OF THE ACCOUNTING OR PAYMENT TO ROYALTY OWNERS AND/OR WORKING INTEREST OWNERS IN THE LEASES OR TO GOVERNMENTAL UNITS INSOFAR AS SUCH LIABILITIES RELATE TO ACTIONS OF BUYER, PRODUCTION OR EVENTS FROM AND AFTER THE EFFECTIVE DATE AND TIME (INCLUDING BY REASON OF THIS AGREEMENT OR ANY TERMINATION OR MODIFICATION OF THAT CERTAIN AMENDED AND RESTATED GAS PURCHASE CONTRACT ATTACHED HERETO AS EXHIBIT C) AND BUYER SHALL DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ALL SUCH LIABILITIES.

     16.6 BROKER OR FINDER'S FEE. Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

     16.7 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL
(NORM). SOME OR ALL OF THE EQUIPMENT, MATERIAL, APPURTENANCES, IMPROVEMENTS AND FIXTURES SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT. BUYER AGREES TO

INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS, INCLUDING CLAIMS FOR PERSONAL INJURY, ILLNESS, DISEASE, WRONGFUL DEATH, DAMAGE TO PROPERTY, ENVIRONMENTAL POLLUTION OR CONTAMINATION, CLEANUP EXPENSES AND LIABILITY BASED ON STRICT LIABILITY OR CONDITION OF ASSETS, ATTRIBUTABLE TO OR ARISING OUT OF THE EXISTENCE OF NORM ON THE EQUIPMENT, MATERIAL, APPURTENANCES, IMPROVEMENTS AND FIXTURES SUBJECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATIONS ANY INTEREST, PENALTY, REASONABLE ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH OR THE DEFENSE THEREOF, EXCEPT TO THE EXTENT CAUSED BY (AND INCLUDING) ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER. THE INDEMNITY PROVIDED FOR IN THIS SECTION 16.7 SHALL NOT BE INTERPRETED TO COVER OR APPLY TO CLAIMS FOR PERSONAL INJURY, ILLNESS, DISEASE OR WRONGFUL DEATH WHICH ARISE OR ARE ASSERTED PRIOR TO THE EFFECTIVE DATE AND TIME OR ARE ASSERTED AFTER THE EFFECTIVE DATE AND TIME AND ARE ATTRIBUTABLE TO THE OWNERSHIP AND OPERATION OF THE ASSETS BY SELLER PRIOR TO THE EFFECTIVE DATE AND TIME.

     16.8 MISCELLANEOUS. There shall be no upward or downward adjustment to the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement. With respect to any claim for which an indemnifying party may be required to provide partial or full indemnity, or for which a party may be obligated to defend in warranty, such indemnifying party shall have the right, but not the obligation, to participate in the defense of any such claim. Reasonable attorneys' fees, court costs, interest, penalties and other expenses incurred in connection with the defense of such claims shall be included in Seller's and Buyer's indemnities herein.


                                     ARTICLE 17.
                                    GAS IMBALANCES

     Seller represents that, except as shown on EXHIBIT H, Seller is not obligated by virtue of:

                    (i)       any prepayment arrangement;

                    (ii)      any "take-or-pay" or similar provision;

                    (iii)     any production payment;

                    (iv)      any "gas balancing" agreement; or

                    (v)       any other arrangement
to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor. If, prior to Closing, such a payment obligation is disclosed or discovered, Seller and Buyer shall meet and in good faith negotiate an appropriate purchase price adjustment. From and after the Effective Date and Time Buyer agrees to assume any liability and obligation for gas production imbalances (whether over or under) attributable to the Assets as of the Effective Date. In assuming this liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller and Seller shall not be obligated to refund any of said price to reimburse Buyer for any over-balances existing at the time of sale. Buyer and Seller agree that the economic effect of the imbalance set forth in EXHIBIT H are included in the Purchase Price set forth in SECTION 3.1.


                                    ARTICLE 18.
                               BULK SALES COMPLIANCE

     18.1      BULK SALES LAWS.

               Each of the parties waives compliance with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors and Seller agrees to indemnify and hold Buyer harmless from and reimburse Buyer for any loss, cost, expense, liability or damage which Buyer may suffer or incur by virtue of the noncompliance by Seller with such applicable laws except that Seller shall not indemnify Buyer with respect to any losses or liabilities arising from or incurred in connection with any Assumed Liabilities and Buyer hereby agrees to indemnify and hold Seller harmless with respect to any losses or liabilities arising from or incurred in connection with the Assumed Liabilities.

               Seller shall give all required notices of the transfer of the Assets to all applicable taxing authorities. If all appropriate tax clearance certificates are not available with respect to Taxes for which the Seller is liable hereunder the Closing shall not be delayed and the Seller shall retain any liability for such taxes.


                                     ARTICLE 19.
                                    MISCELLANEOUS

     19.1      PUBLIC ANNOUNCEMENTS.

               (a) The parties hereto agree that prior to Closing and prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and agree upon the text of a joint public announcement or statement to be made by both of such parties or obtain written approval from the other party hereto of the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Such agreement or approval shall not be unreasonably withheld by either party.

               (b) Nothing contained in this section or in SECTION 6.4 shall be construed to require either party to obtain approval of the other party to disclose information with respect to the transactions contemplated by this Agreement to any local, state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange, or other recognized exchange, and applicable securities laws.

     19.2 LETTER IN LIEU OF TRANSFER ORDER, FILING AND RECORDING OF ASSIGNMENTS, ETC. At Closing, Seller shall deliver Letter in Lieu or Transfer Order to Buyer. Buyer shall promptly file and record assignments and other documents related to the sale of the Assets to Buyer contemplated in this Agreement.

     19.3 FURTHER ASSURANCES AND RECORDS. After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates and privileges intended to be assigned, delivered, transferred or inuring to the benefit of such party in consummation of the transactions contemplated hereby, including, but not limited to, the execution, acknowledgement and delivery of an instrument correcting any error in the description or any Assets contained in Exhibit A and/or B.

     19.4 NOTICES. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing, including by facsimile transmission, and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the parties to be notified as set forth below and addressed as follows:

               If to Seller, as follows:

               *
               *
               *
               *
               *
                    Attention:     *
                    Phone:         *
                    Fax:           *




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

               Prima Oil and Gas Company and
               Bonny AEI Corp.
               1801 Broadway, Suite 500
               Denver, Colorado 80202
                    Attention:     Richard H. Lewis
                    Phone:         (303) 297-2100
                    Fax:           (303) 297-7708

               * and
               *
               *
               *
                    Phone:         *
                    Fax:           *

               If to Buyer:

               WBI Holdings, Inc.
               200 North Third Street, Suite 300
               Bismarck, North Dakota  58501
                    Attention:     John K. Castleberry
                    Phone:         (701) 221-1201
                    Fax:           (701) 221-1297

     Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

     19.5 INCIDENTAL EXPENSES. Buyer shall bear and pay all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including the Party's own consultants' fees, attorneys' fees, accountants' fees and other similar costs and expenses.

     19.6 ANTITRUST LAWS. If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") is applicable to this transaction, then each party shall have the responsibility for filing with the Federal Trade Commission and the Department of Justice their respective notifications and reports and any supplemental information which may be reasonably requested in connection with the HSR Act, which reports and notifications and supplemental information will comply in all material respects with the requirements of the HSR Act.




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

     19.7 WAIVER. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

     19.8 BINDING EFFECT; ASSIGNMENT. All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be binding on and enforceable by the Parties hereto and their respective successors and assigns. The rights of each party under this Agreement are personal to that party and, except for assignment or transfer by Buyer to any of its subsidiaries or affiliates, may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other party, and such consent may be withheld for any reason, including convenience. Except for assignment or transfer by Buyer to any of its subsidiaries or affiliates, any attempt to assign this Agreement over the objection or without the express written consent of the other party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. The provisions of this Section are subject to the provisions of Section 19.12.

     19.9      TAXES.

          (a)  Except as expressly provided with respect to AD VALOREM taxes in
     SECTION 3.3(b)(2), Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the assets prior to the Effective Date and Time. Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets after the Effective Date and Time. Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment. Each party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

          (b) If this transaction is determined to result in state sales or transfer taxes, Seller shall be solely responsible for any and all such taxes due with respect to the Assets acquired by Buyer or by virtue of this transaction or any other actions contemplated by this Agreement. If Buyer is assessed such taxes, Buyer shall promptly inform Seller and Seller shall promptly remit same to the taxing authority or to Buyer if Buyer has paid the same.

     19.10 CONFIDENTIALITY OF AGREEMENT. This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to

Seller's and Buyer's lenders, if any, and their consultants, who shall be required to keep such information confidential.

     19.11 AUDITS. It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Date and Time.

     19.12 LIKE-KIND EXCHANGES. Each party consents to the other party's assignment of its rights and obligations under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement.

     19.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

     19.14 ENTIRE AGREEMENT. Except as provided herein, this Agreement and the documents simultaneously executed herewith or at the Closing embody the entire agreement between the Parties and replace and supersede all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral. Except as provided herein, no other agreement, statement or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

     19.15 EXHIBITS. All Exhibits attached to this Agreement, and the terms of those Exhibits which are referred to in this Agreement are made a part hereof and incorporated herein by reference.

     19.16 SURVIVAL. All of the representations, warranties, indemnities, covenants and agreements of or by the parties hereto shall survive Closing and the execution and delivery of the Assignment and Conveyance.

     19.17 THIRD-PARTY BENEFICIARIES. It is expressly agreed that there are no intended third-party beneficiaries of this Agreement and that no person other than the Parties, and their successors and assigns, may enforce any of the provisions hereof.

     19.18 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                             SELLER:

                                             *

                                             By: *
                                                --------------------------------

                                             By:
                                                --------------------------------
                                                *, President


                                             *

                                             By: *
                                                --------------------------------
                                                *, President


                                             PRIMA OIL AND GAS COMPANY

                                             By:
                                                --------------------------------
                                                Richard H. Lewis, President


                                             BONNY AEI CORP.

                                             By:
                                                --------------------------------
                                                Richard H. Lewis, President




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

                                             *

                                             By:
                                                --------------------------------
                                                *, President


                                             *

                                             By:
                                                --------------------------------
                                                *, President


                                             BUYER:

                                             WBI HOLDINGS, INC.

                                             By:
                                                --------------------------------
                                                John K. Castleberry, President
                                                and CEO




------------------------
* Such information has been redacted in this agreement pursuant to Rule 24b-2.

                                LIST OF EXHIBITS TO
                            PURCHASE AND SALE AGREEMENT
                               DATED JANUARY 7, 1999

Exhibit Reference        Description

        A                ASSETS   Consisting of a single page labeled as
                         "Exhibit A," and Exhibits A-1, A-2, and A-3

        B                WELL LIST

        C                AMENDED AND RESTATED CONTRACT

        D                PRELIMINARY SETTLEMENT STATEMENT

        E                JUDICIAL OR ADMINISTRATIVE PROCEEDINGS ARTICLE
                         4(D)(VIII)
                         NOTICE OF CONTRACT DEFAULTS  ARTICLE 4(D)(IX)
                         GAS IMBALANCES  ARTICLE 4(D)(IX)
                         TAKE-OR-PAY PAYMENTS SUBJECT TO MAKE-UP  ARTICLE
                         4(D)(IX)
                         UNPAID PRODUCTION-RELATED TAXES ARTICLE 4(D)(IX) ENCUMBRANCES ARTICLE 4(D)(X)

        F                ASSIGNMENT, BILL OF SALE AND CONVEYANCE

        G                NON-FOREIGN AFFIDAVITS

        H                PRODUCTION IMBALANCES


The registrant hereby agrees to furnish supplementally a copy of any omitted exhibits to the Purchase and Sale Agreement dated January 7, 1999 to the Commission upon request.